                            ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (the "Agreement") dated as of June 17, 1996 is entered into by and between LYNN HICKEY DODGE, INC., a Delaware corporation ("Seller"), LYNN HICKEY, an individual (the "Shareholder") and CROSS COUNTRY DODGE, INC., an Oklahoma corporation ("Buyer").
                                   WITNESSETH

          WHEREAS, Seller owns and operates a Dodge dealership known as Lynn Hickey Dodge, Inc. (the "Business") located at 4025 N. May Avenue in Oklahoma City, Oklahoma.

          WHEREAS, Seller leases the premises (the "Premises") on which the Business is located pursuant to an oral year to year lease agreement with Rolynn's, Ltd. (the "Dealership Lease").

          WHEREAS, Seller leases the premises on which the body shop associated with the Business is located specifically at 303 S. Vermont, Oklahoma City, Oklahoma, pursuant to a lease agreement with McMullan Companies dated as of March 4, 1992 (the "Body Shop Lease").

          WHEREAS, Seller leases the premises on which the heavy line shop associated with the Business is located specifically at 3316 North May Avenue, Oklahoma City, Oklahoma, pursuant to a lease agreement with Pennington Improvement Co., Inc. dated as of March 1, 1995 (the "Heavy Line Shop Lease").

          WHEREAS, subject to the terms and conditions set forth in this Agreement, Buyer desires to purchase and receive from Seller, and Seller desires to sell to Buyer, the Business and substantially all of the assets used in or arising out of the conduct of the Business.

          NOW, THEREFORE, in consideration of the mutual promises, covenants, terms, representations and warranties herein set forth, and other good, valuable and legal consideration, the receipt and adequacy of which is hereby acknowledged and intending to be legally bound, the parties agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

    SECTION 1 ASSETS PURCHASED. Subject to and upon the terms and conditions hereof, and in reliance upon the covenants, representations and warranties contained herein, Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, all of Seller's right, title and interest in and to the following described assets (the "Assets"), at the Closing:

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                                      -2-


     SECTION 1.1 FIXED ASSETS. The personal property used in conducting the Seller's Business (the "Fixed Assets") which will not be consumed or converted into cash or its eqivalent during the current accounting period which is listed on the audited Balance Sheet as of May 31, 1996, adjusted to include those Fixed Assets acquired by Seller and to exclude those Fixed Assets disposed by Seller, in the ordinary course of business subsequent to the audited Balance Sheet as of May 31, 1996, and which are listed on Schedule 1.1 which will be completed and initialled by the parties and attached hereto prior to Closing and adjusted to the date of Closing;

               1.1.1 In addition to the Fixed Assets, Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase and receive from Seller, all of Seller's right, title and interest in and to the Special Tool Inventory which is listed on
          Schedule 1.1.1 which will be completed and initialled by the parties and attached hereto prior to Closing. Seller agrees to provide Buyer with available manufacturers' written summaries and explanations of the uses of such Special Tools.

          SECTION 1.2 PARTS AND ACCESSORIES. The parts and accessories and any shop supplies and materials necessary to operate the service department of the Business; however, Buyer reserves the right to elect to not purchase any parts or accessories which Buyer, in its sole discretion, determines to be aged, outdated, damaged or obsolete.

          SECTION 1.3 CARS AND TRUCKS. All new Dodge passenger cars and trucks, including 1995 and 1996 demonstrators; and, subject to the provisions of Section 4.2.6, all used cars and trucks in Seller's inventory, at Closing;

          SECTION 1.4 GOODWILL. The expectation of continued public patronage of Seller's former business, including the right for Buyer to represent itself as carrying on the Business in succession to the Seller including the benefit of all pending contracts, purchase orders and customer contacts;

          SECTION 1.5 RECORDS. Access to, and upon Buyer's request, copies of all books, records, information and other written materials (including those comprised in or derived from data, disks, tapes, manuals, source codes, flow charts and instructions) directly related to the employee lists, fleet customer lists, customer lists, supplier lists, parts lists, price sheets, manuals, marketing materials, catalogs and any similar items used directly in the Business;

          SECTION 1.6 INTELLECTUAL PROPERTY. The right, after the Closing, for the Buyer to continue using in connection with the operation of the Business all trade names, logos, trademarks, service marks, copyrighted materials, trade secrets and other proprietary business information, including but not limited to those properties identified in Schedule 1.6 which will be completed and initialled by the parties and attached hereto prior to Closing, including the rights more specifically set forth in
     Section 15.3 below.

          SECTION 1.7 LEASES. Subject to the provisions of Section 9.5, all right, title and interest of Seller under the Dealership Lease, the Body Shop Lease and the Heavy Line Shop Lease;

          SECTION 1.8 CONTRACTS. All right, title and interest of Seller under the contracts listed on Schedule 1.8 which will be completed and initialled by the parties and attached hereto prior to Closing;

          SECTION 1.9 LICENSES. All licenses, permits, authorities and consents (except those which by law or by their terms are not transferable) necessary to carry on the Business;

          SECTION 1.10 OFFICE SUPPLIES. All office supplies, letterhead, postage, and similar items related to the Business of Lynn Hickey Dodge, Inc. and specifically excluding similar items related to the business of Dakota Conversion Company and/or Dakota Financial Company; and

          SECTION 1.11 NUTS AND BOLTS. All nuts, bolts, brackets, clips and similar supplies used in connection with the Business.
                                   ARTICLE II

                                 EXCLUDED ASSETS

     SECTION 2 EXCLUDED ASSETS. Seller and Buyer mutually acknowledge and agree that no assets shall be included in the Assets to be sold, transferred, conveyed, assigned and delivered to Buyer under the terms of this Agreement except the assets or rights of the Business which are specifically included in the Assets as enumerated in Section 1 hereof and that for the sake of clarification it is agreed that the Excluded Assets include but are not limited to:

          SECTION 2.1 DAKOTA ASSETS. Any right to the assets of the Dakota Conversion Company or the Dakota Financial Company;

          SECTION 2.2 HEAVY LINE SHOP EQUIPMENT. All the equipment and tire inventory located at the heavy line shop except that it is agreed that the parties will negotiate in good faith to reach an agreement for the purchase of the equipment (but excluding the tire inventory) at the expiration of the Heavy Line Shop Lease;

          SECTION 2.3 CONVERSION PARTS. All van or other vehicle conversion parts and accessories and other special made parts or accessories which are not commonly and/or universally used on vehicles sold;

          SECTION 2.4 COWBOY CAMPER PATENT.  The patent on the Cowboy Camper;
     and

          SECTION 2.5 CLUB AUTO. Any and all rights to and/or property owned by or related to "Club Auto" and the Club Auto business.

                                   ARTICLE III

                               ASSUMED LIABILITIES

     SECTION 3 ASSUMED LIABILITIES. Except as set forth in this Article III or as listed on Schedule 3 attached hereto (the "Assumed Liabilities") and which such Schedule 3 Assumed Liabilities will be updated immediately prior to Closing, the Buyer is not assuming or undertaking to assume any liability or obligation of the Seller, including, but not limited to any indebtedness, account payable, product warranty, extended warranty obligation, assessment, tax, penalty, contract, salary, wage, compensation or benefit plan obligation, whether disclosed, unknown, contingent or fixed, arising out of the conduct or operation of the Business or otherwise, prior to the time of Closing, or as the result of the consummation of the transactions contemplated by this Agreement (the "Liabilities"). All such Liabilities shall be and remain the obligations of the Seller.

          SECTION 3.1 FLOOR PLAN. Buyer shall either pay in full or assume Seller's floor plan liability secured by liens on vehicles referenced in
     Section 1.3. Buyer also agrees to accept delivery of all merchandise, including new vehicles, on order at Closing, in accordance with prior practices, and either pay or floor plan the same. The holdback applicable to vehicles on which delivery is accepted by Buyer after the date of Closing, which has been credited to the account of the Seller by Chrysler Corporation, will be paid to the Buyer by Seller at Closing, or within ten
     (10) days after receipt of such holdback by Seller, whichever is later.

          SECTION 3.2 FLEET ORDERS. At Closing, Buyer shall assume all unfilled retail and fleet orders and deposits made thereon shall be simultaneously transferred to Buyer. All profit derived therefrom shall belong to Buyer.

          SECTION 3.3 IN-HOUSE WARRANTY. Buyer agrees to assume the liability and obligation under the Seller's 6-month, 6,000 mile, limited power train warranty (the "in house used car warranty") provided that Seller refers any such repair work to Buyer and agrees to reimburse Buyer for Buyer's actual internal costs incurred pursuant to Seller's obligations under such warranty.
                                   ARTICLE IV

                                 PURCHASE PRICE

     SECTION 4. PURCHASE PRICE. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of Seller and the Shareholder's Covenant Not To Compete contained herein, and in consideration of the aforesaid sale, transfer, conveyance, assignment and delivery of the Assets and the Shareholder's Covenant Not To Compete, Buyer shall, in addition to the assumption of the Assumed Liabilities as provided in
Article III hereof, pay or deliver to Seller the following (collectively, the "Purchase Price"):

          SECTION 4.1 EARNEST MONEY. Simultaneous with the signing of this Agreement, Buyer will deposit Four Hundred Thousand Dollars ($400,000.00) (the

     "Earnest Money"), with First American Title & Trust Company, Oklahoma City, Oklahoma, as escrow agent, to be applied toward the Purchase Price to be paid at Closing, in accordance with the Escrow Agreement attached hereto as
     Exhibit 4.1.

          SECTION 4.2 CASH. At Closing, Buyer shall deliver to Seller, for the purchase of the Assets, by cashier's check or other immediately available funds the following:

               4.2.1 Eleven Million Five Hundred and Ninety Thousand Dollars ($11,590,000.00) for access to the Records and the purchase of the Intellectual Property, Leases, described Contracts, and Licenses of the Business, and the significant market opportunity hereby acquired by Buyer for purposes of the IPO described in Section 5, including the exclusive right among the parties to do business in the area of dominant influence, as such area is identified in the Chrysler Corporation Dealer Sales and Service Agreement between Chrysler and Buyer and as is described, identified and limited in Schedule 12.1 attached hereto;

               4.2.2 Ten Thousand Dollars ($10,000.00) for the Goodwill of the Business;

               4.2.3 Seven Hundred Fifty Thousand Dollars ($750,000.00) for the Fixed Assets;

               4.2.4 An amount for the returnable and undamaged parts and accessories as listed for sale in the then current Dealer Parts and Accessories Price Schedules for each "Represented Manufacturer";

               4.2.5 An amount for the new Dodge passenger cars and trucks calculated as the cash sum equal to the factory invoice price to the Seller, less any factory holdback rebate and less any other factory rebates which the Seller may have received, or to which the Seller may have become entitled to receive, plus options added at dealer cost, plus Cowboy Campers added to trucks at Seller's cost, plus any freight and handling charges. All 1995 and 1996 demonstrators shall be conveyed for a cash sum equal to an amount as computed above, less $.10 per mile over 2,500 miles on the odometer as depreciation for demo service. The amount to be paid will be decreased by an amount equal to Buyer's actually incurred internal cost of repair for any physically damaged vehicle at Closing. The Seller and Buyer shall agree on the dollar cost of each needed repair as of the Closing.

               4.2.6 An amount for the used vehicles in Seller's inventory at Closing to be purchased by Buyer on the basis of Seller's inventory cost (used vehicle schedule account numbers 12800 and 12900) at such time. Buyer shall have the right to inspect each vehicle prior to purchase. To the extent the used vehicle scheduled price for any unit is unacceptable to Buyer, Seller must retain ownership of the unit. Provided however, used vehicles which have been maintained in Seller's used vehicle inventory for a period of more than 90 days (the "old inventory") shall be purchased and sold on a per unit basis as agreed by Buyer and Seller at the time of Closing. In the absence of agreement by Buyer and Seller at Closing, the Seller must retain ownership of each unagreed old inventory unit. Seller agrees that it will not materially alter Seller's normal used vehicle stock by pre-Closing wholesale or other disposition outside the normal course of business. The parties agree to negotiate in good faith on the purchase of the old inventory units.

               4.2.7 An amount for all nuts, bolts, brackets, clips and similar supplies used in connection with the Business on the basis of their cost to the Seller.

               4.2.8 An amount for all office supplies, letterhead, postage, and similar items related to the Business of Lynn Hickey Dodge, Inc. and specifically excluding similar items related to the business of Dakota Conversion Company and/or Dakota Financial Company on the basis of their cost to the Seller exluding amounts paid pursuant to the provisions of Section 3 as identified on item 13 in Schedule 3.

          SECTION 4.3 WARRANT CERTIFICATE. At Closing, Buyer shall deliver to Seller a Warrant Certificate in the form attached hereto as Exhibit 4.3 entitling Seller for a period of five (5) years from the Closing Date, to subscribe for One Million Dollars ($1,000,000.00) of common stock, in Cross Country Auto Retailers, Inc., a Delaware corporation, at an exercise price equal to the Initial Public Offering ("IPO") price of such stock.

          SECTION 4.4 REFUND OF EARNEST MONEY. In the event the transactions contemplated by this Agreement are not consummated as a result of Buyer's wrongful refusal to Close or failure of the IPO of Cross Country Auto Retailers, Inc., Seller will retain the Earnest Money, including interest. In the event Seller wrongfully refuses to Close, Chrysler fails to approve Buyer as a Chrysler dealer or in the event of an adverse ruling under the HSR Act, Buyer shall be entitled to a full return of the Earnest Money, less the interest earned thereon which shall be paid to the Seller.

          SECTION 4.5 ALLOCATION OF PURCHASE PRICE. Buyer and Seller agree that the Purchase Price shall be allocated among the Assets in the manner set forth on Schedule 4.5 which will be completed and initialled by the parties and attached hereto prior to Closing. All federal, state, and local tax returns filed after the Closing by either Buyer or Seller, including, but not limited to, IRS Form 8594, will contain valuations which are consistent with the valuations set forth on Schedule 4.5.

                                    ARTICLE V

                                     CLOSING

     SECTION 5. CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place ten (10) days following the date of the IPO of Cross Country Auto Retailers, Inc., but no later than October 15, 1996, at such time and place as the parties may mutually agree in writing. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date". The Closing Date may be postponed to a later date by the mutual written agreement of the parties.
                                   ARTICLE VI

                             TRANSACTIONS AT CLOSING

     SECTION 6. TRANSACTIONS AS CLOSING. The following transactions shall take place at Closing:

          SECTION 6.1 DELIVERIES BY SELLER AND SHAREHOLDER. At the Closing, the Seller and the Shareholder shall deliver the following to the Buyer:

               6.1.1  A Warranty Bill of Sale in the form as attached hereto as
          Exhibit 6.1.1 and all other instruments of sale, transfer, assignment or conveyance as are necessary, in a form reasonably satisfactory to Buyer, to convey to Buyer all Seller's right, title and interest in and to the Assets, to the extent and as provided in Article I;

               6.1.2 Any instruments and other documents specifically enumerated in Section 9.

               6.1.3 Copies of resolutions of the Board of Directors of the Seller, duly certified by its Secretary, in form reasonably satisfactory to Buyer's counsel, authorizing the execution, delivery and performance of this Agreement, the Assumption Agreement and the Escrow Agreement and all action to be taken by Seller hereunder;

               6.1.4 The Assignment and Assumption Agreement in the form as attached hereto as Exhibit 6.1.4 for the Assumed Liabilities set forth on Schedule 3 duly executed by Seller;

               6.1.5  A Seller's Certificate in the form as attached hereto as
          Exhibit 6.1.5 duly executed by Seller; and

               6.1.6  The Records referred to in Section 1.5.

               6.1.7 Any other instruments or documents deemed reasonably necessary or desirable by the Buyer in order to consummate the transactions contemplated hereby;

          SECTION 6.2 DELIVERIES BY BUYER. At the Closing, the Buyer shall deliver the following to the Seller:

               6.2.1  The Purchase Price;

               6.2.2 Any instrument and other documents specifically enumerated in Section 10;

               6.2.3 The Warrant Certificate referred to in Section 4.3 hereof;

               6.2.4 The Assignment and Assumption Agreement duly executed by Buyer;

               6.2.5 Copies of resolutions of the Board of Directors of the Buyer, duly certified by its Secretary, in form reasonably satisfactory to Seller's counsel, authorizing the execution, delivery and performance of this Agreement, the Assumption Agreement and the Escrow Agreement and all action to be taken by Buyer hereunder;

               6.2.6  A Buyer's Certificate in the form as attached hereto as
          Exhibit 6.2.6 duly executed by Buyer; and

               6.2.7  A Guaranty Agreement in the form as attached hereto as
          Exhibit 6.2.7 duly executed by Cross Country Auto Retailers, Inc.

               6.2.8 Copies of resolutions of the Board of Directors of Cross Country Auto Retailers, Inc., duly certified by its Secretary, in form reasonably satisfactory to Seller's counsel, authorizing the execution, delivery and performance of the Guaranty Agreement.

               6.2.9 Any other instruments or documents deemed reasonably necessary or desirable by the Seller in order to consummate the transactions contemplated hereby, including any other instruments or documents deemed reasonably necessary or desirable by the Seller in order for Cross Country Auto Retailers, Inc. to consummate the Guaranty Agreement in accordance with the undertaking and tenor thereof.

                                   ARTICLE VII

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     SECTION 7 REPRESENTATIONS AND WARRANTIES OF THE SELLER. In order to induce the Buyer to enter into this Agreement, the Seller represents, warrants and covenants to the Buyer, effective as of the date of this Agreement and again at Closing, each of the following:

          SECTION 7.1 ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, is duly qualified to do business as a foreign corporation and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of the Business requires it to be so qualified.

          SECTION 7.2 POWER AND AUTHORITY. Seller has all requisite right, power and authority to own, lease and operate its properties and Assets and to carry on the Business as the Business is now being conducted. This Agreement constitutes the valid and binding obligation of the Shareholder (relating to those certain agreements of Shareholder contained in Article XII and Section 15.3 hereunder) and the Seller, enforceable against them (and each of them) in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Shareholder and the Seller have all requisite right, power and authority to execute and deliver this Agreement and to perform all of his or its obligations under this Agreement.

          SECTION 7.3 NO CONFLICTS. Neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby, will (a) violate, conflict with, or result in a breach of any provisions of, or constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or Assets of the Seller or otherwise comprising a part of the Business under any of the terms, conditions or provisions of, the Seller's Certificate of Incorporation, Bylaws, or any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller is a party or by which it may be bound, or to which the Seller's properties or Assets may be subject, or (b) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of its respective properties or Assets, which in the case of either subparagraph (a) or (b) above would have a materially adverse effect on the Business of the Seller. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Seller is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Seller is a party or by which the Seller is bound or to which the Seller's Assets are subject, the occurrence of which would have a material adverse effect on the Business of the Seller.

          SECTION 7.4 FINANCIAL STATEMENTS. The Seller has delivered to the Buyer copies of the following financial statements (collectively referred to herein as the "Financial Statements") of the Seller at Schedule 7.4:

               7.4.1  Balance Sheet, as of March 31, 1996.

               7.4.2  Income Statement, as of March 31, 1996.

               7.4.3 Balance Sheets and Income Statements for the fiscal years ended December 31, 1995 and December 31, 1994.

     To the best of Seller's information, knowledge and belief, the Financial Statements (including the notes thereto) are true and correct in all respects and have been compiled in accordance with Chrysler Corporation Standard Dealer Financial Statement practices and applied on a consistent basis throughout the periods indicated. Without limitation of the foregoing, the Balance Sheet described in 7.4.1 above presents fairly the financial position of the Seller as of the date indicated thereon, and the Income Statement described in 7.4.2 above presents fairly the results of operations of the Seller for the period indicated thereon.

          SECTION 7.5 TITLE AND RELATED MATTERS. The Seller is the lawful owner of, and has good and valuable title to, all of the Assets and properties which it purports to own and which are reflected on the Financial Statements except for Assets and properties sold, consumed or otherwise disposed of by the Seller in the ordinary course of business since the date of the Financial Statements, and such Assets and properties are free and clear of all encumbrances except for (a) encumbrances listed on Schedule 7.5, (b) liens for current taxes not yet due and payable or for taxes the validity of which is being contested in good faith by appropriate proceedings; and (c) encumbrances to secure indebtedness reflected on the Financial Statements or indebtedness incurred in the ordinary course of business after the date thereof. Subject to the other provisions of this
     Section 7, specifically including Section 7.7, there is no significant asset used or required by the Seller in the conduct of the Business which is not either owned by the Seller or licensed or leased to the Seller. All parts and accessories reflected on the Financial Statements and which Buyer is obligated to purchase in accordance herewith are returnable and undamaged parts and accessories that (i) are still in the original, resalable merchandising package and in unbroken lots or (in the case of sheet metal, a comparable substitute for the original package has been used), (ii) were listed for sale in the then current Dealer Parts and Accessories Price Schedules for each "Represented Manufacturers": except "discontinued" or "replaced" parts and accessories, (iii) were purchased directly from "Represented Manufacturers", and (iv) all parts purchased by the Seller shall be returnable under the terms of the "Represented Manufacturers" Sales and Service Agreements for credit to Seller's account.

          SECTION 7.6 LICENSES AND PERMITS. The Seller has delivered to the Buyer a summary description at Schedule 7.6, which will be completed and initialled by the parties and attached hereto prior to Closing, and made copies available to Buyer at Seller's dealership office, of all permits, licenses, applications, franchises, engineering or environmental studies or reports, certificates, trademarks, trade names, patents, patent applications and similar such items and rights, including any and all opportunities and potential opportunities either pending, in negotiation, or otherwise relating to the Business to the extent that the same are available to Seller. Except as set forth on Schedule 7.6, all of the permits, licenses, applications, franchises and other items set forth therein are adequate for the operation of the Business, are valid and in full force and effect and will be transferred to the Buyer at the Closing, unless such transfer is prohibited by law or by the terms of the material to be transferred.

          SECTION 7.7 INTELLECTUAL PROPERTY. The Seller owns and has the exclusive right to use all intellectual property presently in use by the Seller, which intellectual property includes patents, trademarks, trade names, service marks, copyrights, trade secrets, customer lists, inventions, formulas, methods, processes and other proprietary information; but does not include any intellectual property belonging to Chrysler Corporation, which intellectual property is expressly excluded herefrom. There are no outstanding licenses or consents to third parties granting the right to use any intellectual property owned by Seller to which Buyer shall succeed hereunder, within the ADI (as defined and limited in Section 12.1). The Seller owns or possesses all permits, grants, and licenses or other similar rights which are necessary to, and are presently used by it in the conduct of its Business, the loss of which would have a material adverse effect on the Seller, free and clear of any claims and without any conflict with the rights of others, which conflict would have a material adverse effect upon the Seller. No royalties or fees are payable by the Seller to any third party by reason of the use of any of the intellectual property to which Buyer shall succeed hereunder. No additional intellectual property is needed to permit the Seller to conduct its Business as now operated, and no other intellectual product or intellectual property rights of any kind are required by the Seller for its operations, except those intellectual property rights belonging to Chrysler Corporation and its affiliates.

               7.7.1 In particular, but not by way of limitation, the Seller warrants that the Seller is the sole owner of all trade names, logos, trademarks and service marks which (1) comprise the name, "Lynn Hickey" heretofore used by the Seller (hereafter the "Lynn Hickey Name"), or, (2) include the design of a cowboy shown in attached
          Schedule 15.3 (hereafter the "Cowboy Logo"), and that no rights have been granted to third parties which are inconsistent with the rights granted to the Buyer herein; provided however, the warranty does not extend beyond the ADI (as defined and limited in Section 12.1).

               7.7.2 The Seller has not received notice of any adversely held patent, invention, trademark, copyright, service mark or trade name of any other person or notice of any claims of any other person relating to any of the intellectual property subject hereto; and, to the knowledge of the Seller, there is no reasonable basis for any such charge or claim. The Seller has not received notice of any present use or encroachment of any intellectual property within the ADI which has a material adverse effect on the business condition of the Seller; and there is no presently known threatened use or encroachment of any intellectual property within the ADI which could have a material adverse effect on the condition of the Seller.

               7.7.3 For purposes of this Section 7, intellectual property does not include the trade names Lynn Hickey's Wholesale and Lynn Hickey Auto World.

          SECTION 7.8 CONTRACTS AND AGREEMENTS; ADVERSE RESTRICTIONS. The Seller will deliver to the Buyer a list at Schedule 1.8, which will be completed and initialled by the parties and attached hereto prior to Closing, and copies of all pertinent contracts and other relevant agreements to which the Seller is a party or by which it or any of its property which is subject hereto is bound. All such contracts and agreements included in Schedule 1.8 are in full force and effect and binding upon the parties thereto, and none of the parties thereto is in breach of any of the provisions thereof. Except as set forth on
     Schedule 7.8, the Seller is not party to any contract, agreement or other commitment or instrument or subject to any charter or other corporate restriction, judgment, order, writ, injunction, decree or award which, singly or in the aggregate, materially or adversely affects or is likely to materially or adversely affect the Business or other operations, properties, Assets or condition (financial or otherwise) of the Seller.

          SECTION 7.9 LITIGATION AND OTHER PROCEEDINGS.  Except as set forth in
     Schedule 7.9 which will be completed and initialled by the parties and attached hereto prior to Closing and correct as of Closing, the Seller is not a party to any pending or threatened claim, action, suit, investigation or proceeding, nor is it subject to any order, judgment or decree, except for matters which, in the aggregate, would not have or cannot reasonably be expected to have, a material adverse effect on the financial condition, results of operation or Business of the Seller, and none that would relate to or affect the proposed transaction hereunder.

          SECTION 7.10 ENVIRONMENTAL PROTECTION. To the best of Seller's information, knowledge and belief:

               7.10.1 The Seller has obtained all permits, licenses and other authorizations, which are required under applicable laws currently in effect relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes or the manufacture of substances subject to the Toxic Substances Control Act (collectively, the "Environmental Laws").

               7.10.2 The Seller is in compliance with all terms and conditions of such permits, licenses and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws or contained in any regulation, code, plan, order, decree, judgment or notice or demand letter from a governmental entity issued, entered, promulgated or approved thereunder as they apply to the Seller.

               7.10.3 The Seller has not received any notification from any governmental authority or any other person, nor does the Seller have knowledge, that any of the current or former properties, assets or operations of the Seller or its former subsidiaries, if any, are in violation of any applicable Environmental Laws.

               7.10.4 There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter from a governmental entity pending or threatened against the Seller.

               7.10.5 There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans, which will interfere with, or prevent compliance or continued compliance with, the Environmental Laws or with any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter from a governmental entity issued, entered, promulgated or approved thereunder, or which will give rise to any common law or other legal liability, including, without limitation, liability under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or similar state or local laws in effect as of the date hereof, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation, or investigation which would be materially adverse to the Seller, based on or resulting from the conduct of the business by the Seller, including manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial toxic or hazardous material, substance or waste. Without in any way limiting the foregoing no release, emission or discharge into the environment of any hazardous substance (as that term is currently defined under CERCLA or any applicable analogous state law) has occurred or is currently occurring in connection with the conduct of the Business of the Seller and which would be materially adverse to the Seller. The real property currently owned, leased or otherwise utilized by the Seller contains no spill, deposit, or discharge of any hazardous substance (as that term is currently defined under CERCLA or any applicable analogous state law), as a result of which there would be a materially adverse effect on the Seller.

          SECTION 7.11   EMPLOYMENT CONTRACTS AND EMPLOYEE BENEFIT PLANS.
     Schedule 7.11 which will be completed and initialled by the parties and attached hereto prior to Closing contains a complete and correct list of all pension, bonus, profit sharing, retirement, stock option, medical expense, dental expense, hospitalization, life insurance or other death benefit, severance, and other benefit plans, agreements, arrangements or other programs providing remuneration or benefits for Seller's employees, whether or not funded and whether or not reflected in any plan documents, including available vacation of Seller's employees. There have been no material defaults, breaches, omissions or other failings by the Seller or any fiduciary under any of these contracts or programs. Except as set forth on Schedule 7.11, the Seller does not sponsor any employee benefit plan defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. 1002(3)).

          SECTION 7.12 BROKERS AND FINDERS. The Seller has not employed, directly or indirectly for the Seller's benefit, any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for the Seller in connection with this Agreement or the transactions contemplated hereby.

          SECTION 7.13   CONSENTS TO CONSUMMATION.  Except as disclosed on
     Schedule 7.13 which will be completed and initialled by the parties and attached hereto prior to Closing, no consent, approval or other action of any third party is required to be obtained by the Seller or the Shareholder in connection with the transactions contemplated in this Agreement.

          SECTION 7.14 PERSONNEL. Schedule 7.14, which will be completed and initialled by the parties and attached hereto prior to Closing, lists all of the current employees of the Seller and independent contractors regularly performing services on behalf of the Seller and their respective rates of compensation, including any other salary, bonus or other payment arrangement made with any of them. The Seller is not a party to or bound by any collective bargaining agreement, nor has the Seller experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Seller has not, to Seller's knowledge, committed any unfair labor practice. The Seller has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller

          SECTION 7.15 EQUIPMENT. To the best of Seller's information, knowledge and belief, the equipment listed under Fixed Assets is in good repair and operating condition and has been regularly and properly maintained and fully serviced and is suitable for the purposes for which it is presently being used.

          SECTION 7.16 CONTINUATION OF BUSINESS. The Seller knows of no reason why the Business will not continue on in the same manner following the execution of this Agreement and the Closing as it has been operated prior thereto, except to the extent that the Buyer causes the Business to change following the Closing. The Seller has no reason to believe that at any time in the foreseeable future the Business shall be materially or adversely affected by any event, including but not limited to the loss of customers of its Business, the reduction in the quality and quantity of its Business, the termination or reduction in the probability of any existing, pending, or anticipated contracts or projects of its Business, or otherwise, except to the extent that the Buyer causes the Business to change following the Closing. The Seller will use its best efforts to cause the employees, agents, and independent contractors who have performed services as a part of the Business in the past to continue to do so following the Closing, to the extent the Buyer so requests.

          SECTION 7.17 COPIES COMPLETE; NO DEFAULT. The copies of all leases, instruments, contracts, agreements, licenses, permits, certificates or other documents which have been delivered or otherwise been made available to the Buyer in connection with the transactions contemplated hereby are complete and accurate and are true and correct copies of the originals thereof, to the best of Seller's information, knowledge and belief.

          SECTION 7.18 BORROWED MONIES. The Seller is not in default in any respect under, and is not otherwise in violation or contravention of, any of the terms and provisions of any agreement for the repayment of borrowed monies. Copies of all notes and other documents and instruments evidencing or relating to indebtedness for borrowed monies by the Seller and which relate to the transactions subject to this Agreement are identified on
     Schedule 7.18 which will be completed and initialled by the parties and attached hereto prior to Closing.

          SECTION 7.19 TAX RETURNS AND AUDITS. The Seller agrees to indemnify and hold harmless the Buyer with respect to any income or other tax liabilities, penalties and interest of Seller which arise from the operation of the Business prior to Closing or arise as a result of the transactions herein.

          SECTION 7.20 COMPLIANCE WITH LAWS. The Seller has no knowledge of any governmental proceeding or investigation involving the Seller, or has any reason to believe that any such proceeding or investigation is pending or threatened or that there exists any basis for any such proceeding or investigation which materially adversly affects the Business or property of the Seller. The Seller has no knowledge of any facts which might reasonably be believed to be a basis for any other action, suit, proceeding, arbitration, claim, or counterclaim against the Seller which materially adversly affects the Business or property of the Seller. There are no existing violations of federal, state or local laws, ordinances, rules, codes, regulations or orders by the Seller which materially affect the Business or property of the Seller or the possession, use, occupancy or operation of any of its facilities or Business. There have been no illegal kick backs, bribes, or political contributions made by the Seller.

          SECTION 7.21 NO CHANGES. Except as disclosed on Schedule 7.21 which will be completed and initialled by the parties and attached hereto prior to Closing, the Seller has not, since March 31, 1996, (a) operated the Business except in the ordinary course of business; (b) incurred any debts, liabilities or obligations except in the ordinary course of business;
     (c) discharged or satisfied any liens or encumbrances, or paid any liens or encumbrances, or paid any debts, liabilities or obligations, except in the ordinary course of business; (d) mortgaged, pledged or subjected to lien or other encumbrance any of its Assets, tangible or intangible, except in the ordinary course of business; (e) sold or transferred any of its tangible Assets, or canceled any debts or claims, except, in each case, in the ordinary course of business; or (f) suffered any losses or waived any rights which might have a material adverse effect on the financial condition, Business, results of operations, properties, or Assets of the Seller.

          SECTION 7.22 REAL PROPERTY. The Seller owns no real property subject hereto.

          SECTION 7.23 FULL DISCLOSURE. No representation or warranty of the Seller or the Shareholder in this Article VII (including the information with the Schedules attached to this Agreement), when read together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

                                  ARTICLE VIII

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     SECTION 8 REPRESENTATIONS AND WARRANTIES OF BUYER. The Buyer represents and warrants to the Seller and the Shareholder effective as of the date of this Agreement and again at Closing, as follows:

          SECTION 8.1 ORGANIZATION AND STANDING OF BUYER. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, is duly qualified to do business as a foreign corporation and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires it to be so qualified.

          SECTION 8.2 AUTHORIZATION. The Buyer has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The executuion and delivery of this Agreement and the consummation of the transactions hereby have been duly and validly authorized by all necessary corporate and shareholder action on the part of the Buyer. This Agreement constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

          SECTION 8.3 NO CONFLICT. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with, or result in a breach of any provision of or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would constitute a default) under or result in the termination of or accelerate the performance required by or result in a right of termination or acceleration under or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Buyer under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Buyer is a party or to which the Buyer may be subject.

          SECTION 8.4 BROKERS AND FINDERS. Buyer has not employed, directly or indirectly, any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for Buyer in connection with this Agreement or the transactions contemplated hereby.

          SECTION 8.5 LITIGATION OR OTHER PROCEEDINGS. Buyer is not a party to any pending or to its knowledge any threatened claim, action, suit, investigation or proceeding, or subject to any order, judgment or decree, except for matters which in the aggregate, will not have, or cannot reasonably be expected to have, a materially adverse effect on the financial condition of the Buyer, and none that would affect the Buyer's ability to consummate the transactions contemplated hereby.

                                   ARTICLE IX

                          BUYER'S CONDITIONS TO CLOSING

     SECTION 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER. The obligation of the Buyer to effect the transaction shall be subject, at its option, to the fulfillment prior to the Closing Date of the following additional conditions, each of which can be waived by the Buyer, but only in writing:

          SECTION 9.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations, warranties, covenants and agreements made by the Seller and the Shareholder in, or pursuant to, this Agreement shall be true and correct as of the date hereof and shall be deemed to have been made again at Closing and shall then be true and correct.

          SECTION 9.2 COMPLIANCE WITH AGREEMENT. The Seller and the Shareholder shall have fully performed and strictly complied with all of their covenants, agreements, conditions and obligations under this Agreement to be performed or complied with by Seller and Shareholder on or prior to the Closing Date and the Seller and Shareholder shall have delivered to the Buyer a duly executed Agreement.

          SECTION 9.3 THIRD PARTY CONSENTS. This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties, including lenders and lessors, and including, but not limited to, approval of Buyer as an Oklahoma City, Oklahoma dealer under the Chrysler Corporation Dealer Sales and Service Agreement, required to consummate the transaction.

          SECTION 9.4 ABSENCE OF LITIGATION. No action, suit or proceeding before any court or any governmental body or authority pertaining to this transaction, contemplated by this Agreement, or to its consummation, shall have been instituted or threatened on or before the Closing Date.

          SECTION 9.5 DEALERSHIP LEASE. Rolynn's, Ltd. shall have delivered to the Buyer a duly executed Dealership Lease for a term of ten (10) years with an advance monthly payment of Sixty Thousand Dollars ($60,000.00) including pure triple net provisions and two five year options to renew, with a CPI adjustment taking effect in the seventh year of the Dealership Lease, but computed retroactive to the fifth year, with such lease to be negotiated in good faith by the parties.

          SECTION 9.6 BODY SHOP LEASE. McMullan Companies shall have consented to the assignment to the Buyer of the Body Shop Lease upon terms acceptable to Buyer.

          SECTION 9.7 HEAVY LINE SHOP LEASE. Pennington Improvement Co., Inc. shall have consented to the assignment to the Buyer of the Heavy Line Shop Lease upon terms acceptable to Buyer.

          SECTION 9.8 OPINION OF COUNSEL. At Closing, the Buyer shall receive an opinion of counsel, dated the Closing Date, in the form of Exhibit 9.8 attached hereto.

          SECTION 9.9 IPO. Cross Country Auto Retailers, Inc. shall have completed its IPO.

          SECTION 9.10 ENVIRONMENTAL REPORT. Buyer shall have obtained, at Buyer's sole cost and expense, a Phase I Environmental Audit, the results of which are satisfactory to Buyer in Buyer's sole discretion.

          SECTION 9.11 PHYSICAL INVENTORY. Buyer shall have received, at Buyer's sole cost and expense, a physical inventory of all units, parts, accessories and the new and used car and truck inventory prepared by a designee of Buyer, the results of which are satisfactory to Buyer in Buyer's sole discretion. Such physical inventory shall have been completed in the presence of any agent of the Seller, and agent of the Buyer and a designee of the Buyer.

          SECTION 9.12 APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments and other documents delivered to the Buyer under this Agreement shall be satisfactory in all reasonable respects to Buyer and its counsel.

          SECTION 9.13 INTELLECTUAL PROPERTY INVENTORY. The Buyer shall have received, at Buyer's sole cost and expense, but with reasonable cooperation of the Seller, an inventory of all intellectual property in use by the Seller in connection with the Business and to which this Agreement applies, such inventory to be embodied in an amended Schedule 1.6 to this Agreement.

          SECTION 9.14 HART-SCOTT-RODINO ACT. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Act"), and regulations promulgated thereunder, shall have expired.

                                    ARTICLE X

                         SELLER'S CONDITIONS TO CLOSING

     SECTION 10 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to effect the transaction shall be subject, at its option, to the fulfillment prior to the Closing Date of the following additional conditions each of which can be waived by the Seller, but only in writing:

          SECTION 10.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by the Buyer in or pursuant to this Agreement shall be true and correct as of the date hereof and shall be deemed to have been made again at Closing and shall then be true and correct.

          SECTION 10.2 COMPLIANCE WITH AGREEMENT. The Buyer shall have performed and complied with all of its obligations under this Agreement that are to be performed or complied with by it at, or prior to, the Closing and the Buyer shall have delivered to the Seller a duly executed Agreement.

          SECTION 10.3 DELIVERY OF PURCHASE PRICE. The Seller shall have received the Purchase Price in accordance with Article IV hereof.

          SECTION 10.4 APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments and other documents delivered to Seller under this Agreement shall be satisfactory in all reasonable respects to Seller and its counsel.
                                   ARTICLE XI

                         SURVIVAL OF REPRESENTATIONS AND
                                   WARRANTIES

     SECTION 11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Closing; provided however, that no claim or cause of action for indemnification under Article XIV for breaches of representations or warranties set forth in this Agreement or in any schedule or document furnished hereto shall be made three (3) years after the Closing Date, except that claims and causes of action for breaches of representations or warranties of the Seller contained in Sections 7.5, 7.7, 7.11 and 7.20 or for Damages under Section 14.3 may be made so long as any claim may be made in respect of such matters under applicable statutes of limitation. Notwithstanding any investigation or audit conducted before or after the Closing or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein for the time period above.

                                   ARTICLE XII

                             COVENANT NOT TO COMPETE

          SECTION 12.1 SHAREHOLDER'S AND SELLER'S COVENANT NOT TO COMPETE. Because the sale of the Business involves the sale of the goodwill of the Seller, both the Shareholder and the Seller agree that they will not, either directly or indirectly, alone or with others, either as an employee, owner, partner, agent, stockholder, member, director, officer or otherwise, enter into or engage in the business of operating a car dealership, warranty repair business or other related business which may compete directly or indirectly with the Buyer (the "Competitive Business") within the area of dominant influence (the "ADI"), as such area is identified in the Oklahoma City, Oklahoma Chrysler Corporation Dealer Sales and Service Agreement between Chrysler and the Buyer and as reflected on Schedule 12.1 attached hereto (the ADI being all of the colored areas on the map of the State of Oklahoma, excluding the gray area), for a term which shall be the greater of: (a) five (5) years from the Closing Date; (b) such other period of time as may be the maximum permissible period for enforceability of this covenant under applicable law (the "Restrictive Period"). Neither the Shareholder nor the Seller will individually, collectively or in conjunction with others, directly or indirectly, within the Restricted Period and ADI, (i) solicit or accept any Competitive Business from any person or entity which was a customer of the Seller during the twelve
     (12) months prior to the date of Closing; (ii) enter the employ of or render any services to, any person engaged in the Competitive Business; or
     (iii) directly or indirectly solicit or hire any employee of the Buyer or encourage any such employee to leave such employment unless such employee has already terminated such employment with the Buyer or the Buyer or the Seller have mutually agreed in advance to the solicitation or employment. The Seller and the Shareholder also agree that in the event of breach of these covenants, the Buyer may protect its property rights in the goodwill of the Business by injunction or otherwise. Buyer hereby acknowledges and agrees that Lynn Hickey East, Inc. and Lynn Hickey Auto World, L.C., as they are currently doing business in Tulsa, Oklahoma, are excluded from the application of this covenant not to compete.

          SECTION 12.2 BUYER'S COVENANT NOT TO SOLICIT SELLER'S EMPLOYEES. In the event there is no Closing pursuant to this Agreement, Buyer agrees for a period of eighteen (18) months from the date of this Agreement, not to directly or indirectly solicit or hire any employee of the Seller or encourage any such employee to leave such employment unless such employee has already terminated such employment with the

     Seller or the Buyer and Seller have mutually agreed in advance to the solicitation or employment.

          SECTION 12.3 SELLER'S AND SHAREHOLDER'S NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Both the Seller and the Shareholder recognize and acknowledge that they have in the past, they currently have, and in the future may possibly have access to certain confidential information of the Business, including, but not limited to, lists of accounts, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Business (the "Confidential Information"). Except as regards the continuing business of Seller and/or any business in which the Shareholder has an interest which is not restricted or prohibited by the provisions of Section 12.1, the Seller and the Shareholder agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of the Buyer, or as required by law, unless such Confidential Information becomes known to the public generally through no fault of the Seller or Shareholder. In the event of a breach or threatened breach by the Seller or Shareholder of the provisions of this Section 12.3, the Buyer shall be entitled to an injunction restraining the Seller or Shareholder from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting the Buyer from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

          SECTION 12.4 BUYER'S NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Buyer recognizes and acknowledges that it has in the past, it currently has, and in the future may possibly have access to certain confidential information of the Seller and the Seller's Business, including, but not limited to, lists of accounts, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Business (the "Confidential Information"). The Buyer agrees that it will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to affiliated and authorized representatives of the Buyer, or as required by law, unless such Confidential Information becomes known to the public generally through no fault of the Buyer. In the event of a breach or threatened breach by the Buyer of the provisions of this Section 12.4, the Seller shall be entitled to an injunction restraining the Buyer from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting the Seller from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

                                  ARTICLE XIII

                                   TERMINATION

          SECTION 13.1 MUTUAL CONSENT. This Agreement may be terminated by the written consent of the parties.

          SECTION 13.2 BY THE BUYER. This Agreement may be terminated by written notice of termination given by the Buyer to the Seller if a material default should be made by the Seller or the Shareholder in the observance of or in the due and timely performance by Seller or the Shareholder of any of the agreements and covenants herein contained, or if there shall have been a material breach by the Seller or the Shareholder of any of the warranties and representations herein contained, or if the conditions of this Agreement to be complied with or performed by the Seller or the Shareholder at or before Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by the Buyer.

          SECTION 13.3 BY THE SELLER AND THE SHAREHOLDER. This Agreement may be terminated written notice of termination given by the Seller and/or the Shareholder to the Buyer if a material default shall be made by the Buyer in the observance of or in the due and timely performance by the Buyer of any agreements and covenants of the Buyer herein contained, or if there shall have been a material breach by the Buyer of any of the warranties and representations of the Buyer, or if the conditions of this Agreement to be complied with or performed by the Buyer at or before Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall have not been waived by the Seller.

                                   ARTICLE XIV

                                 INDEMNIFICATION

          SECTION 14.1 GENERAL INDEMNITY. Subject to the overall limitations, the minimum amounts and the time limitations set forth in this Agreement, the Seller agrees that it will indemnify, defend and hold harmless the Buyer and its respective successors and assigns (the "Buyer Indemnified Parties") from and against all claims, damages, other liabilities, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses, including reasonable attorneys' fees and expenses of investigation (collectively, the "Damages"), incurred by any Buyer Indemnified Party as a result of or incident to any breach of any representation, warranty, covenant or agreement made by the Seller or the Shareholder or any of them in this Agreement.

          SECTION 14.2 NO INDEMNIFICATION FOR REPAIR OF FIXED ASSETS. The Seller and the Shareholder will not be required to indemnify the Buyer for any costs associated with the repair or maintenance of any Fixed Asset.

          SECTION 14.3 ENVIRONMENTAL INDEMNIFICATION. Subject to the overall limitations, the minimum amounts and the time limitations set forth in this Agreement, with respect to any existing or potential liability arising out of any condition, activity or event existing or occurring prior to the date hereof with respect to any property comprising part of the Business for which there is any material risk of liability to any governmental agency or body or any other person or entity for the violation of any statute, rule, regulation, ordinance or other law or for which there may be liability in tort, or otherwise, and which is related to and arises out of a hazardous environmental condition, the Seller agrees that it will indemnify, defend and hold harmless the Buyer Indemnified Parties from and against all claims, damages, actions, suits, proceeding, demands, assessments, adjustments, costs, and expenses, including reasonable attorneys' fees and expenses of investigation, incurred by any Buyer Indemnified Party as a result of such hazerdous environmental condition and further including, if necessary, the costs and expenses of any redemption, transportation, incineration, treatment, or other necessary and appropriate disposition or mitigation of such hazardous environmental condition.

          SECTION 14.4 OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have for breach of representation, warranty, or covenant.

          SECTION 14.5 THIRD-PARTY CLAIMS. In the event that the Buyer desires to make a claim against the Seller under Section 14.1 or 14.3 in connection with any action, suit, proceeding or demand at any time instituted against, or made upon, the Buyer by any third party for which the Buyer may seek indemnification hereunder (a "Third Party Claim"), the Buyer shall promptly notify the Seller of such Third Party Claim and of the Buyer's claim of indemnification with respect thereto; provided, however, that no reasonable delay on the part of the Buyer in notifying the Seller shall relieve the Seller from any obligation hereunder. The Seller shall have thirty (30) days after receipt of such notice to notify the Buyer if it has elected to assume the defense of such Third Party Claim. If the Seller timely elects to assume the defense of such Third Party Claim, the Seller shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing, provided that the Buyer may participate in the defense of such Third Party Claim with its or their own counsel at its or their own expense, and provided further that the Seller must conduct the defense of the Third Party Claim actively and diligently in order to preserve its rights in this regard. If the Seller fails to notify the Buyer within thirty (30) days after receipt of the notice of a Third Party Claim, the Buyer shall be entitled to assume the defense of such Third Party Claim (and the Buyer need not consult with, or obtain the consent of the Seller) and in the Buyer's sole discretion prosecute, litigate, settle and perform such other actions as the Buyer may deem necessary in order fully to protect the Buyer's interests, and the Seller will remain responsible for indemnification of the Buyer to the full extent provided in this
     Article XIV.

          SECTION 14.6 LIMITATIONS OF LIABILITY. The Seller shall not be required to indemnify the Buyer except to the extent that the aggregate amount of Damages for which the Buyer is entitled to indemnification hereunder exceeds Ten Thousand Dollars ($10,000.00) provided, however, that such limit shall not in any way limit Buyer's common law or equitable remedies or rights.

          SECTION 14.7 CONTINUED OPERATION OF SELLER. The Shareholder individually represents and warrants that following the Closing Date he intends to carry on a business in the corporate entity of Seller and in compliance with the restrictive covenants contained herein with the proceeds from the Closing. If the Seller ceases to do business in the corporate entity; transfers, liquidates or otherwise disposes of any Closing proceeds; makes, declares or pays any extraordinary dividends; makes any other extraordinary distribution; or increases in any excessive manner the compensation or fringe benefits of any employee, officer, or director (all such events referred to hereafter as a "Distribution"), to the extent of such Distribution, the Shareholder agrees to indemnify the Buyer for any breach by the Seller of any representation, warranty, covenant or agreement made by the Seller in this Agreement to the extent that the Buyer is unable to recover damages for such breach from the Seller as a result of such Distribution.

                                   ARTICLE XV

                       ADDITIONAL AGREEMENTS AND COVENANTS

          SECTION 15.1 BULK SALES COMPLIANCE. Buyer hereby waives compliance by Seller with the provisions of any applicable bulk sales law, and the parties acknowledge that such compliance shall not be a condition precedent to the Closing. Furthermore, Seller warrants and agrees to pay and discharge when due, and indemnify and hold Buyer fully harmless from, all claims of creditors which could be asserted against Buyer by reason of such noncompliance with any applicable bulk sales law.

          SECTION 15.2   PRE-CLOSING COVENANTS.

               15.2.1 NOTICES AND CONSENTS. The Seller will give any notices to third parties, and will use its best efforts to obtain any third party consents, that the Buyer may request in connection with the matters referred to in Sections 7.6 and 7.13 above.

               15.2.2 CONDUCT OF BUSINESS BY THE COMPANY PRIOR TO THE CLOSING DATE. During the time period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, the Seller shall: (a) conduct its operations according to their ordinary and usual course of business reasonably consistent with past and current practices in light of the Seller's current financial position and use its best efforts to maintain and preserve its business organization and properties substantially intact, employees and advantageous business relationships, and retain the services of its officers and key employees and the Seller will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, the Seller will not hold any kind of liquidation or going out of business sale; (b) not incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation, become responsible for the obligations of any other individual or entity or make any loan or advance other than in the ordinary course of business; (c) not sell, transfer, mortgage, encumber or otherwise dispose of any of the Seller's properties or Assets, or cancel, release or assign any indebtedness of the Seller or any claims held by the Seller, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement; (d) not make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, except for transactions in the ordinary course of the Seller's business; (e) except for transactions in the ordinary course of the Seller's business, not enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, other than renewals of contracts and leases without adverse changes of terms; (f) not increase in any manner the compensation or fringe benefits of any of the Seller's employees or officers or pay any pension or retirement allowance not required by any existing plan or agreement, to any such employees or officers, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or officer or other person other than payments consistent with past practices and current incentive compensation plans; (g) not agree to, or make any commitment to, take any of the actions prohibited by this
          Section 15.2.2; (h) not settle any claim, action or proceeding involving money damages, except in the ordinary course of business;
          (i) not make any changes in the Articles of Incorporation or Bylaws of the Seller; (j) not change its past practices in the acquisition and sale of its used car inventory; or (k) not change its past practices in the acquisition and sale of its new car inventory, including but not limited to its past practices in the acquisition and sale of conversion vans.

               15.2.3 FULL ACCESS.  Strictly subject to the provisions of
          Section 12.4, the Seller will permit representatives of the Buyer to have full access, at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to the Seller's records and facilities. Seller will consent to an audit, conducted under generally accepted auditing standards, of Seller's financial statements for the years ended December 31, 1995 and December 31 1994, which financial statements, including notes thereto, have been prepared in accordance with the Chrysler Corporation Standard Dealer Financial Statement practices. The audit will be conducted by Buyer's accountants in conjunction with Seller's accountants, O'Connor & Drew, Quincy, Massachusetts. The expense of such audit, including the fees of the Seller's accountants, O'Connor & Drew, shall be paid by Buyer by direct payment to O'Connor & Drew or by reimbursement to Seller. In the event of reimbursement to Seller, Buyer shall reimburse the full cost thereof to Seller at the time fixed for Closing pursuant to Section 5. The amount of such direct payment and/or reimbursement, as applicable, shall be the amount set forth on the invoices of O'Connor & Drew, CPAs, which invoices shall be provided to the Buyer. Seller understands that the accuracy and completeness of the financial statements are the responsibility of Seller and Seller will be required to provide written representation as to the fair presentation of such financial statements . Seller agrees to obtain the full cooperation of its officers, directors and employees to participate in such audits as requested by Buyer.
          The start date for the above audits will be June 10, 1996. Seller's accounting staff will assist in gathering information and providing schedules and analyses in order to have this audit completed by June 19, 1996.

               15.2.4 NOTICE OF DEVELOPMENTS. The Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties above of which the Seller has knowledge.

               15.2.5 STANDSTILL. From the date hereof and through the date of termination of this Agreement, the Seller shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, or initiate submission of any proposal or offer from any person or entity (including any of their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the Assets of the Seller, or any equity interest in the Seller, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any manner with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

               15.2.6 TECHNICAL ASSISTANCE. Both Buyer and Seller each agree to use their best efforts to create a workable, smooth and orderly transition between Seller's and Buyer's operation of the Business.

               15.2.7 RISK OF LOSS. Risk of loss or damage by fire or other casualty to the Assets before Closing is assumed by Seller. In the event of a material loss or damage to the Assets, Buyer shall have the option to terminate this Agreement.

               15.2.8 HSR NOTIFICATION. Between the date of this Agreement and the Closing Date, the parties shall, if and to the extent required by law, file all reports or other documents required or requested by the Federal Trade Commission ("FTC") or the United States Department of Justice ("Justice Department") under the HSR Act, and all regulations promulgated thereunder, concerning the transactions contemplated hereby, and comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. The parties agree to furnish to one another such information concerning the Buyer, the Seller, the Shareholder and the Business as the parties need to perform their obligations hereunder. The Buyer agrees to pay all filing fees and costs due governmental agencies with regard to HSR notification and compliance.

          SECTION 15.3     Intellectual Property Rights.

               15.3.1 THE LYNN HICKEY NAME AND THE COWBOY LOGO.

                    15.3.1.a. The Seller and the Shareholder consent to the
               Buyer's continued use of the Lynn Hickey Name and the Cowboy Logo in connection with the operation of the Business within the area of dominant influence, as such area is identified in the Oklahoma City, Oklahoma Chrysler Corporation Dealer Sales and Service Agreement between Chrysler and the Buyer and as reflected on
               Schedule 12.1, the area of dominant influence hereafter referred to as the "Territory." Buyer is not obligated to use the Lynn Hickey Name or the Cowboy Logo. The parties acknowledge that the Seller's television, radio and print advertisements aimed at the Territory may also be broadcast or distributed outside the Territory, but the Seller agrees such advertisements shall not be a violation of this Agreement.

                    15.3.1.b. The Buyer's right to use the Cowboy Logo continues only for so long as the Buyer also uses the Lynn Hickey Name.

                    15.3.1.c. For purposes of 21 Okla. Stat.    839.1-889.2, and
               12 Okla. Stat.    1448-1449, the Shareholder consents to the use
               by the Buyer of the Lynn Hickey Name in the Territory and agrees that, after his death, this consent shall be binding on his
               estate and his heirs for purposes of 21 Okla. Stat.    839.1-
               889.2 and 12 Okla. Stat.    1448-1449.

                    15.3.1.d.      No separate consideration is due by the Buyer
               to the Seller or the Shareholder for this consent to use the Lynn Hickey Name and the Cowboy Logo, over and above the Purchase Price as set out in Article IV.

                    15.3.1.e. The Seller's consent to the Buyer's continued use of the Lynn Hickey Name and the Cowboy Logo may be revoked by the Seller only upon ninety (90) days written notice and only for scandalous or immoral conduct on the part of the Buyer in connection with the Buyer's use of the Lynn Hickey Name or Buyer's operation of the Business. Conduct which violates criminal or civil laws may be immoral or scandalous; however, such conduct is not, as such, immoral and scandalous.

               15.3.2 COPYRIGHTED MATERIALS. The Seller grants to the Buyer an exclusive, irrevocable license in the Territory to exercise all rights under copyright in all Copyrighted Materials in use by the Seller relating to the operation and promotion of the Business, which Copyrighted Materials include but are not limited to those identified in Schedule 1.6. No separate consideration is due by the Buyer to the Seller for this copyright license, over and above the Purchase Price as set out in Article IV. The term of this license is the life of the copyrights in the Copyright Materials.

               15.3.3 NO OTHER USES PERMITTED IN THE TERRITORY. Neither the Shareholder nor the Seller will individually, collectively or in conjunction with others, directly or indirectly, or through a licensee, use the Lynn Hickey Name, the Cowboy Logo or the Copyrighted Materials in the Territory for so long as the Buyer is using the Lynn Hickey Name. The parties acknowledge that the Seller's television, radio and print advertisements relating to its businesses outside the Territory may also be broadcast or distributed inside the Territory, but the Buyer agrees such advertisements shall not be a violation of this Agreement.

               15.3.4 TRADE NAME REPORTS. The Seller and the Buyer each agrees to file with the Oklahoma Secretary of State within thirty (30) days after the Closing a corporate trade name report containing the consent of the other party. The parties mutually agree to take other reasonable steps as from time to time may be appropriate to avoid confusion and mistake by third parties as to their respective corporate identities.

               15.3.5. BINDING RIGHT. The Buyer's right to use the Lynn Hickey Name, the Copyrighted Materials, and the other Intellectual Property in the Territory shall be binding on the Seller as well as the Shareholder and on all of their assignees, licensees, transferees and successors in interest, and every such sale, assignment, license or transfer entered into by either the Seller or the Shareholder shall be expressly subject to the Buyer's continued right to use the Lynn Hickey Name, the Copyrighted Materials, and the other Intellectual Property in the Territory as provided in this Agreement.

               15.3.6 TERMINATION. Other provisions hereof to the contrary notwithstanding, Buyer's right to continued use of the Lynn Hickey Name, the Cowboy Logo and the copyrighted materials shall absolutely terminate on the first to occur of (1) the termination of this Agreement; (2) the mutual agreement of the Seller and the Buyer after Closing; (3) the termination of the Chrysler Corporation Dealer Sales and Service Agreement between Chrysler and the Buyer; (4) the Buyer's cessation of business in the Territory; or (5) as provided in Section 15.3.1.e. After termination of the Buyer's rights pursuant to this
          Section 15.3.6, the Buyer shall be liable to the Seller for any infringement of the Seller's Intellectual Property rights and shall be subject to all equitable and legal remedies relating thereto, including injunction and/or damages, or both, together with other relief provided herein or by law.

               15.3.7 BUYER'S HOLD HARMLESS AND INDEMNITY OF SELLER AND SHAREHOLDER. The Buyer agrees to hold the Seller and the Shareholder, jointly and severally, harmless and to fully and completely indemnify them, and each of them, of, from and with respect to any and all loss, damage or detriment of any kind, in any amount and at any time arising by reason of the Buyer's wrongful use of the Intellectual Property and the Intellectual Property rights subject hereto.

          SECTION 15.4 WASTE DISPOSAL. Seller agrees, at its sole cost, to properly dispose of all pollutants, contaminants, or hazardous or toxic materials or wastes accumulated by Seller prior to Closing and located on any of the properties of the Business.

          SECTION 15.5 WE OWES AND WORK IN PROCESS. Seller agrees to reimburse Buyer for the cost of Seller's We Owes accumulated prior to Closing and performed by the Buyer after Closing. "We Owes" is a term of art in the automobile dealer industry and its meaning for purposes of this Agreement shall be the same as it is used in such industry. Buyer agrees to pay Seller for its Work In Process accumulated prior to Closing.

          SECTION 15.6 RETURN RESERVE. Seller agrees to assign and transfer its parts and accessories return reserve to the Buyer and allow Buyer to participate in such return reserve accumulated prior to Closing.

          SECTION 15.7 BILLED WEEK. The parties will cooperate on transfer of in-bound units prior to Closing to properly reflect the billed week associated with either Buyer or Seller, as appropriate, using Chrysler's related dealer codes.

          SECTION 15.8 UTILITY AND TELEPHONE SERVICE. Seller agrees to sign over all utility and telephone services, including telephone number, to Buyer once Closing becomes eminent. Seller agrees to allow Buyer to assume all utility and telephone deposits except that all refundable deposits shall remain the property of the Seller. Seller agrees to use its best efforts to assure that there will be no breaks or discontinuances of any utility or telephone services upon Closing.

          SECTION 15.9 EMPLOYEE LIST. Seller agrees to provide, at least 30 days prior to Closing, a list of all employees of the Seller. Such list shall contain the employee's name, employment description, annual compensation or formula for computing such annual compensation, accrued vacation and tentative vacation plans.

          SECTION 15.10 WALK THROUGH. Prior to Closing, Seller agrees to allow an agent of the Buyer access to the Business premises and all facilities thereon for the purpose of observing the Fixed Assets reflected on Schedule 1.1 and the Heavy Line Shop equipment.

          SECTION 15.11 USED CAR INVENTORY. Seller agrees to continue its ordinary course of business and past practices in selling its used car inventory up to the Closing Date, and agrees not to sell a substantial portion of its best used cars in contemplation of Closing. The parties agree to negotiate in good faith on the purchase of the used car inventory.

          SECTION  15.12  ADDITIONAL AGREEMENTS ON VEHICLES.  Buyer agrees to
     (a) provide Shareholder personally and his wife one demonstrator vehicle each, per year; and (b) the right to purchase five (5) vehicles (including trucks) from the Buyer on a net, net basis each year and which can also be financed at Buyer's net cost; each year for so long as Buyer has the right to use the Lynn Hickey Name.

          SECTION 15.13 COMMISSIONS. For any vehicle Lynn Hickey sells, Lynn Hickey shall be compensated on a fleet manager basis for such sale.

                                   ARTICLE XVI

                               GENERAL PROVISIONS

          SECTION 16.1 ENTIRE AGREEMENT. This Agreement contains and constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement.
     There are no agreements, understandings, restrictions, warranties or representations between the parties relating to the subject matter hereof other than those set forth in this Agreement. All exhibits and schedules attached to this Agreement are hereby incorporated into this Agreement and made a part of this Agreement by reference. This instrument is not intended to have any legal effect whatsoever, or to be a legally binding agreement, or any evidence thereof, until it has been signed by the Seller, the Shareholder and the Buyer.

          SECTION 16.2 THIRD-PARTY CONSENTS. The Seller and the Buyer mutually agree to cooperate and use their respective best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and governmental bodies as may be necessary to consummate the transactions contemplated by this Agreement.

          SECTION 16.3 FURTHER ACTIONS. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

          SECTION 16.4 PUBLICITY. The parties hereto agree that no public release or announcement concerning the terms of the transaction contemplated by this Agreement shall be issued by any party without the prior written consent of the other parties (which consent shall not unreasonably be withheld), except as such release or announcement may be required by law, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

          SECTION 16.5 SALES AND TRANSFER TAXES. All sales and transfer taxes, if any, incurred in connection with transfer of the Assets contemplated hereby shall be borne by the Buyer.

          SECTION 16.6 AMENDMENT. This Agreement may not be amended, modified or terminated except by an instrument in writing signed by all the parties to this Agreement.

          SECTION 16.7 GOVERNING LAW. This Agreement shall be construed, enforced and governed in accordance with the laws of the State of Oklahoma.


          SECTION 16.8 CONSTRUCTION. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter gender thereof or to the plurals of each, as the identity of the person or persons or the context may require. The descriptive headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision contained in this Agreement.

          SECTION 16.9 INVALIDITY. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provision while still remaining valid and enforceable; and the remaining terms or provisions contained herein shall not be affected thereby.

          SECTION 16.1 0       BINDING EFFECT AND ASSIGNMENT.  This Agreement
     shall be binding upon, and inure to the benefit of, the parties and their respective legal representatives, successors, and permitted assigns. Only with the prior written consent of the Seller, which consent will not be unreasonably denied, the Buyer may assign its rights under this Agreement to a related entity, and the Buyer and its assignee shall be fully obligated, responsible and liable for performance of the Buyer's obligations hereunder regardless of any such assignment. The Seller and the Shareholder may not assign any of their rights or delegate any of their obligations hereunder. Any assignment in violation hereof shall be void.

          SECTION 16.11 ATTORNEYS' FEES. In the event any party institutes litigation to enforce or protect its rights under this Agreement, the party prevailing in any such litigation shall be entitled, in addition to all other relief, to reasonable attorneys' fees, out-of-pocket costs and disbursements relating to such litigation.

          SECTION 16.12 NOTICES. All notices and other communications hereunder shall be in writing, dated with the current date of such notice and signed by the party giving such notice. Notices shall be deemed to be duly received (a) on the date given or delivered personally or by cable, telecopy or telex, or (b) on the earlier of the date received or three business days after proven mailing, when mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               if to Buyer:
                    Cross Country Dodge, Inc.
                    c/o Cross Country Auto Retailers, Inc.
                    1201 South Taylor Street
                    P.O. Box 750
                    Amarillo, TX 79105-0750
                    Attn:  Emmett M. Rice, Jr.

               with a copy to:
                    N. Martin Stringer, Esq.
                    McKinney, Stringer & Webster, P.C.
                    101 North Broadway, Suite 800
                    Oklahoma City, OK  73102

               if to Seller:
                    Lynn Hickey Dodge, Inc.
                    4025 N. May Avenue
                    Oklahoma City, OK  73112
                    Attn:  Lynn Hickey

               if to Shareholder:
                    Lynn Hickey
                    3001 Northwest Expressway
                    Oklahoma City, OK  73112

               with a copy to:
                    Fredric H. Wright, Esq.
                    Wright & Edwards
                    2200 Classen, Suite 450
                    Oklahoma City, OK 73106

          SECTION 16.13 DEFINITION OF KNOWLEDGE. As used in this Agreement, "knowledge" is deemed to be limited to the knowledge of the Shareholder or the Seller or the key management employees of the Business.

          SECTION 16.14 EXPENSES. Whether or not the transactions contemplated hereby are consummated, each of the parties to this Agreement shall be responsible for his or its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the transactions contemplated hereby.

          SECTION 16.15 TIME IS OF THE ESSENCE. Time shall be of the essence with respect to this Agreement and the consummation of the transactions contemplated hereby.

          SECTION 16.16 WAIVER. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


"BUYER":                           CROSS COUNTRY DODGE, INC.,
                                   an Oklahoma corporation
ATTEST:
                                   By: /s/ Bill Gilliland
- ------------------------------        --------------------------
WITNESS                                 Bill Gilliland, President

"SELLER":                          LYNN HICKEY DODGE, INC.,
                                   an Oklahoma corporation
ATTEST:
                                   By: /s/ Lynn Hickey
- ------------------------------        --------------------------
WITNESS                                 Lynn Hickey, President
"SHAREHOLDER":
ATTEST:
                                       /s/ Lynn Hickey
- ------------------------------        --------------------------
WITNESS                                 Lynn Hickey, an individual

                                LIST OF EXHIBITS

                            ASSET PURCHASE AGREEMENT

     EXHIBIT 4.1                   ESCROW AGREEMENT

     EXHIBIT 4.3                   WARRANT CERTIFICATE

     EXHIBIT 6.1.1                 WARRANTY BILL OF SALE

     EXHIBIT 6.1.4                 ASSIGNMENT AND ASSUMPTION
                                   AGREEMENT

     EXHIBIT 6.1.5                 CERTIFICATE OF SELLER

     EXHIBIT 6.2.6                 CERTIFICATE OF BUYER

     EXHIBIT 6.2.7                 GUARANTY AGREEMENT

     EXHIBIT 9.8                   OPINION OF SELLER'S COUNSEL

                                LIST OF SCHEDULES

                            ASSET PURCHASE AGREEMENT

     SCHEDULE 1.1             FIXED ASSETS

     SCHEDULE 1.1.1           SPECIAL TOOLS INVENTORY

     SCHEDULE 1.6             INTELLECTUAL PROPERTY

     SCHEDULE 1.8             CONTRACTS

     SCHEDULE 3               ASSUMED LIABILITIES

     SCHEDULE 4.5             ALLOCATION OF PURCHASE PRICE

     SCHEDULE 7.4             FINANCIAL STATEMENTS

     SCHEDULE 7.5             ENCUMBERANCES ON TITLE

     SCHEDULE 7.6             LICENSES AND PERMITS

     SCHEDULE 7.8             CONTRACTS WITH ADVERSE
                              RESTRICTIONS

     SCHEDULE 7.9             LITIGATION AND OTHER
                              PROCEEDINGS

     SCHEDULE 7.11            EMPLOYMENT CONTRACTS AND
                              EMPLOYEE BENEFIT PLANS

     SCHEDULE 7.13            CONSENTS TO CONSUMATION

     SCHEDULE 7.14            PERSONNEL LISTS

     SCHEDULE 7.18            BORROWED MONIES

     SCHEDULE 7.21            CHANGES IN BUSINESS OPERATIONS

     SCHEDULE 12.1            AREA OF DOMINANT INFLUENCE